                                  EXHIBIT 11.01

                       COMPUTATION OF NET INCOME PER SHARE
               IN ACCORDANCE WITH INTERPRETIVE RELEASE NO. 34-9083
                    (In thousands, except per-share amounts)

                                                               Three Months               Six Months
                                                                  Ended                     Ended
                                                         -----------------------    -----------------------
                                                          Jan. 28,     Jan. 29,      Jan. 28,     Jan. 29,
                                                            1996         1995          1996         1995
                                                         ----------   ----------    ----------   ----------
                                                                            (Unaudited)
PRIMARY EARNINGS PER SHARE

Actual weighted average common shares
  outstanding for the period                               563,128      537,093      556,844      529,683

Weighted average shares assuming exercise of
  employee stock options using average
  market price                                              22,165       20,152       22,293       18,601
                                                          --------     --------     --------     --------

Shares used in per-share calculations                      585,293      557,245      579,137      548,284
                                                          ========     ========     ========     ========

Net income applicable to primary income per
  share                                                   $196,350     $ 53,485     $365,097     $152,255
                                                          ========     ========     ========     ========

Net income per share based on SEC
Interpretive Release No. 34-9083                          $    .34     $    .10     $    .63     $    .28
                                                          ========     ========     ========     ========


FULLY DILUTED EARNINGS PER SHARE

Actual weighted average common shares
  outstanding for the period                               563,128      537,093      556,844      529,683

Weighted average shares assuming exercise of
  employee stock options using the greater of
  ending or average market price                            22,738       20,290       23,807       19,579
                                                          --------     --------     --------     --------

Shares used in per-share calculations                      585,866      557,383      580,651      549,262
                                                          ========     ========     ========     ========

Net income applicable to fully diluted income
  per share                                               $196,350     $ 53,485     $365,097     $152,255
                                                          ========     ========     ========     ========

Net income per share based on SEC Interpretive
  Release No. 34-9083                                     $    .34     $    .10     $    .63     $    .28
                                                          ========     ========     ========     ========


These calculations are submitted in accordance with Securities Exchange Act of 1934 Release No. 34-9083